PAR Technology Corporation 8383 Seneca Turnpike New Hartford, NY 13413 partech.com | 800.448.6505 Exhibit 10.33 October 28, 2021 Mr. Michael D. Nelson 747 Grand Wood Ct. Springboro, Ohio 45066 Re: Offer of Employment: Service as President (the “Letter”) Dear Michael: We are pleased to extend you an offer to serve as President of PAR Government Systems Corporation (the “Company”), reporting directly to the Chief Executive Officer and President of PAR Technology Corporation (“PAR Technology”). As the President of the Company, you will perform those duties and shall have such authority and responsibilities customarily consistent with, and incident to, the office of President, and you shall perform such additional duties and shall have such additional authority and responsibilities as the Chief Executive Officer and President of PAR Technology (collectively and individually, the “CEO”) may prescribe. Your principal office will be located at the Company’s offices in Dayton, Ohio, provided that you understand and agree that you will be required to travel to properly fulfill your employment duties and responsibilities. You will devote all of your business time, energy, business judgment, knowledge and skill and your best efforts to the performance of your duties with the Company, provided that the foregoing will not prevent you from (a) with the prior documented approval of the CEO, serving on the boards of directors (and board committees) of non-profit organizations and other for profit companies, (b) participating in charitable, civic, educational, professional, community or industry affairs, and (c) managing your passive personal investments, so long as, in the reasonable discretion and good faith of the CEO, the activities described in clauses (a) – (c), individually or in the aggregate, do not interfere or conflict with your duties and responsibilities to the Company or create a potential business or fiduciary conflict. The terms of this Letter also include the Non-Disclosure; Non-Competition; Non-Solicitation Agreement attached hereto as Exhibit A (the “NDA”), which forms a part of this Letter. 1. Base Salary. Your annual base salary will be $325,000.00, payable in accordance with the Company’s regular payroll for your full-time efforts. Your base salary shall be subject to review by the Board of Directors of PAR Technology (or Committee thereof, the “Board”) upon the recommendation of the CEO from time to time, but no less than annually, and may be adjusted from time to time in the Board’s sole discretion but shall not in any year be reduced below your then annual base salary. 2. Sign-on. You will receive a signing bonus of $135,000.00, which will be paid to you within 10 business days following your Start Date. You will be required to refund the Company the signing bonus ($135,000.00) within 30 days following the effective date of the termination of your employment by the Company “for Cause” (as defined in this Letter) or by you without “Good Reason”

PAR Technology Corporation 8383 Seneca Turnpike New Hartford, NY 13413 partech.com | 800.448.6505 (as defined herein) on or before the one-year anniversary of your Start Date. For purposes of this Section 2, “Good Reason” shall mean any of the following circumstances to which you have not consented, which are not substantially cured by the Company within 30 days following written notification from you to the Company as required below: (A) a material diminution (other than temporarily while physically or mentally incapacitated or as required by applicable law) in your duties, authorities or responsibilities; or (B) the Company's breach of its material obligations to you under this Letter. You will provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within 30 days after you first know, or with the exercise of reasonable diligence would have known, of the occurrence of such circumstances, and must actually terminate your employment within 30 days following the expiration of the Company's cure period as set forth above if the Company has failed to substantially cure the alleged breach. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by you. 3. Incentive Compensation. For each fiscal year that you continue to serve as President of the Company you will be eligible to participate in PAR Technology’s incentive compensation plans as in effect from time to time for certain executive officers and employees of PAR Technology and its subsidiaries beginning with the fiscal year ending December 31, 2022 (the “FY 2022”), as follows: (a) Short-Term Incentive (“STI”). Beginning with FY 2022 and for each subsequent fiscal year that you continue to serve as President of the Company you will be eligible to participate in PAR Technology’s annual short-term incentive plan as in effect from time to time for executive officers. Under the STI plan, you will have the opportunity to earn, on an annual basis, a cash bonus subject to the achievement of performance targets established by the Board for the applicable performance period. Your STI bonus target for FY 2022 is 40% of your base salary earned in FY 2022. Annual STI bonus targets and associated payments, if any, for subsequent fiscal years are subject to approval and adjustment by the Board. Any annual STI bonus earned for a completed fiscal year will be paid in the immediately following fiscal year at the same time annual STI bonuses are paid to other executive officers of the Company, subject to your continued employment with the Company through the date of payment. All STI bonus payments, if any, are subject to the Board’s certification as to the satisfaction of the performance goals for the applicable year; and (b) Long-Term Incentive (“LTI”). You will be eligible to participate in PAR Technology’s long-term incentive plan as in effect from time to time for executive officers for FY 2022 and in subsequent fiscal years while you continue to serve as President of the Company. Your 2022 LTI Award target is 20% of your base salary earned in FY 2022, subject to the achievement of performance targets established by the Board for the applicable performance period, and the achievement thereof certified by the Board. Your LTI Award(s) will be made pursuant to the Amended and Restated PAR Technology Corporation 2015 Equity Incentive Plan, as the same may be amended or restated from time to time, or its successor (the “Plan”) and subject to the terms and conditions of PAR Technology’s standard forms of LTI award agreements then in effect. 4. Employee Benefits. Subject to satisfaction of any applicable eligibility requirements, you will be eligible to participate in any employee benefit plan that the Company has adopted or may adopt, maintain, or contribute to for the benefit of its employees, or that PAR Technology has adopted or may adopt, maintain, or contribute to for the benefit of its and its subsidiaries’ executive officers, which includes health insurance, LTD/ADD/life insurance, and 401(k). You will earn one week of paid vacation for each three months of employment that you complete (for a total of four weeks for each twelve months

PAR Technology Corporation 8383 Seneca Turnpike New Hartford, NY 13413 partech.com | 800.448.6505 of completed employment) and you will also receive seven days of personal time off for each twelve months of completed employment. You will be reimbursed for reasonable expenses incurred by you in the course of performing your duties and responsibilities as President of the Company in accordance with the Company’s business expense reimbursement policy. The Company and PAR Technology reserve the right to amend, modify or terminate any of its benefit plans, policies, or programs at any time and for any reason. 5. Termination. (a) Termination Without Cause. In the event your employment is terminated by the Company other than on account of (y) “for Cause” or (z) your inability to substantially perform your duties on account of a physical or mental injury, illness or impairment, then, subject to satisfaction of the requirements of Section 6, in addition to payment of your Accrued Benefits (as herein defined), the Company will pay you a series of semi-monthly severance payments for four months, each in an amount of equal to one-twenty fourth (1/24th) of your annual base salary in effect on the date of your termination, to be paid in accordance with the Company’s normal payroll practices. (b) Termination Without Cause During a Change of Control Protection Period. In the event both (i) your employment is terminated by the Company other than on account of (y) “for Cause” or (z) your inability to substantially perform your duties on account of a physical or mental injury, illness or impairment and (ii) such termination occurs during a Change of Control Protection Period (as herein defined); then, subject to satisfaction of the requirements of Section 6, in addition to payment of your Accrued Benefits: (A) the Company will pay you any STI bonus earned but unpaid with respect to a fiscal year ended), payable as provided in Section 3 (without regard to any continued employment requirement); (B) the Company will pay you the pro-rated portion of the annual STI bonus that you would have earned for the fiscal year in which your employment was terminated (if you had remained employed for the entire year), based on the number of days in such year that had elapsed as of the termination date of your employment, which shall be payable as provided in Section 3 (without regard to any continued employment requirement); and (C) the Company will pay you a series of semi-monthly severance payments for six months, each in an amount equal to one-twenty fourth (1/24th) of your annual base salary in effect on the date of your termination, to be paid in accordance with the Company’s normal payroll practices. (c) For purposes of this Letter: (i) Accrued Benefits. In the event of the termination of your employment for any reason, you will be entitled to the following payments: (A) any base salary accrued but unpaid through the date of termination; (B) any accrued but unused vacation time through the date of termination; (C) any unpaid business expenses incurred by you in the course of conducting the Company’s business and in accordance with the Company’s business expense reimbursement policy; and (D) any nonforfeitable benefits payable to you under the terms of any welfare benefit plans or retirement benefit plans

PAR Technology Corporation 8383 Seneca Turnpike New Hartford, NY 13413 partech.com | 800.448.6505 maintained by the Company or PAR Technology for its subsidiary employees, whether or not subject to ERISA, payable in accordance with the terms of the applicable plan (collectively, “Accrued Benefits”). (ii) Change of Control. For purposes of this Letter, “Change of Control” shall mean (A) the sale or other disposition of all or substantially all of the Company’s assets to one or more independent third parties; (B) the sale of more than 50% of the then outstanding common stock of the Company to one or more independent third parties, or (C) the merger or consolidation of the Company in a transaction or transactions in which one or more independent third parties following such transaction(s) own(s) more than 50% of the then outstanding voting securities of the surviving company. For purposes of this definition, “independent third parties” shall mean any person, entity or group (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) who, immediately prior to or following the contemplated transaction(s), is not directly or indirectly owned or otherwise controlled by PAR Technology or any of its affiliates; and “control” shall mean with respect to any person or entity, the power to direct the management and policies of such person or entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. (iii) Change of Control Protection Period. For purposes of this Letter, “Change of Control Protection Period” shall mean the period beginning the third month immediately before and ending the 13th month immediately following the effective date of a Change of Control. (iv) For Cause. Your employment shall terminate immediately upon written notice by the Company to you of a termination for Cause. “Cause” shall mean: (A) your willful refusal or material failure to perform your job duties and responsibilities (other than by reason of your serious physical or mental illness, injury, or medical condition); (B) your willful refusal or failure to comply in any material respect with (1) PAR Technology’s code of conduct and other policies and the policies of the Company; or (2) lawful directives of the CEO or Board; (C) your material breach of any contract or agreement between you and PAR Technology or you and the Company (including but not limited to this Letter and any incentive equity or restrictive covenants agreement(s) (or similar agreement between you and PAR Technology or you and the Company, including the NDA)); (D) your material breach of any statutory duty, fiduciary duty or any other obligation that you owe to the Company; (E) your commission of an act of fraud, theft, embezzlement, or other unlawful act against the Company or involving its property or assets (including, without limitation, its products); (F) your violation of Federal or state securities laws; (G) your engaging in unprofessional, unethical or other acts that materially discredit the Company or are materially detrimental to the reputation, character or good standing of the Company, its property or assets (including, without limitation, its products); and (H) your indictment or conviction or plea of nolo contendere or guilty plea with respect to any felony or crime of moral turpitude. In the event the CEO or the Board determines to terminate your employment for Cause, you shall be given written notice of such determination and a period of 30 days following your receipt of such notice to cure such “for Cause” event to the reasonable satisfaction of the CEO or the Board. Notwithstanding anything to the contrary contained herein, your right to cure shall not apply if there are habitual breaches by you or if the CEO or the Board determines, in the CEO’s or the Board’s reasonable discretion, that the “for Cause” event is not susceptible to cure. 6. Conditions of Payment. The Company’s payment or provision of benefits beyond Accrued Benefits is subject to your continued compliance of the terms of your NDA and any additional post-employment covenants set forth in this Letter and/or in the Release (as herein defined) and your delivery to the Company of a fully executed and effective release of claims in favor of the Company, in a

PAR Technology Corporation 8383 Seneca Turnpike New Hartford, NY 13413 partech.com | 800.448.6505 form satisfactory to the Company (“Release”); the Release will be deemed “effective” when it is no longer subject to revocation by you, if applicable. To the extent that any amounts payable under this Section constitute “non-qualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any such payment scheduled to occur during the first 6 months following such termination shall not be paid until the expiration of 6 months following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto. 7. Additional Provisions. Notwithstanding anything to the contrary contained in the Plan, to the extent that, upon a Change of Control, any of the payments and benefits provided for under the Plan or any other agreement or arrangement between the Company and you (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of Section 280G of the Code (a “Parachute Payment”), as determined by an independent accountant or tax advisor (“Independent Tax Advisor”) selected by the Company, then, if and solely to the extent that reducing the benefits payable hereunder would result in you receiving a greater amount, on an after-tax basis, taking into account any excise taxes payable under Section 4999 of the Code and all applicable income, employment and other taxes payable on such amounts, the amounts payable hereunder shall be reduced or eliminated, as the case may be, so that the total amount of Parachute Payments received by you do not exceed the amount that would result in no portion of the Payments being treated as an excess parachute payment pursuant to Section 280G of the Code. Any reduction in the amount of compensation or benefits effected pursuant to this paragraph shall first come, in order and, in each case, solely to the extent necessary, from any cash severance benefits payable to you, then from any other payments which are treated in their entirety as Parachute Payments and then from any other Parachute Payments payable to you, as determined by the Independent Tax Advisor. You acknowledge that certain matters in which you will be involved during your employment may necessitate your cooperation in the future. Accordingly, following the termination of your employment for any reason, to the extent reasonably requested by the CEO or the Board, you agree that you shall cooperate with the Company in connection with matters arising out of your employment with the Company; provided that the Company shall make reasonable efforts to minimize disruption of your other activities. The Company shall reimburse you for reasonable expenses incurred in connection with such cooperation. All forms of compensation paid to you as an employee shall be less appliable tax withholdings and deductions as required or permitted by law. All awards of equity will be subject to the approval of the Board. You represent and warrant to the Company that you are not, as of the date of this Letter, a party to or subject to any employment, non-compete, or similar agreement that would limit or prohibit, in whole or in part, your performance of your duties or responsibilities as President or as an employee of the Company. This Letter does not represent any guarantee of employment for any period, subject to the terms of this Letter, the Company may terminate your employment at any time, with or without notice, for any reason or no reason.

PAR Technology Corporation 8383 Seneca Turnpike New Hartford, NY 13413 partech.com | 800.448.6505 This Letter and those documents expressly referred to herein (including the NDA) embody the complete agreement and understanding between you and the Company with respect to the subject matter herein and supersede and preempt any prior understandings, agreements, or representations by and between you and the Company, written or oral, which may have related to the subject matter hereof in any way. This Letter shall be binding upon and inure to the benefit of and be enforceable by the Company’s successors and assigns and, except as expressly provided in this Letter, no term or provision of this Letter is intended to be, or shall be, for the benefit of any person other than the Company and you. PAR Technology Corporation, the parent to the Company, is expressly a third-party beneficiary of this Letter. The provisions of this Letter shall be deemed severable. The invalidity or unenforceability of any provision of this Letter in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Letter in such jurisdiction or the validity, legality or enforceability of any provision of this Letter in any other jurisdiction, it being intended that all rights and obligations of the Company and you hereunder shall be enforceable to the fullest extent permitted by applicable law. For purposes of this Letter, the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”. The validity, interpretation, construction and performance of this Letter, and all acts and transactions pursuant hereto and the rights and obligations of you and the Company hereunder shall be governed, construed, and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law. The offer to serve as President of the Company as set forth in this Letter is contingent upon a satisfactorily completed, in the Company’s sole discretion, background investigation and screening of you in accordance with the Company’s application process and background screening policy. The “Start Date” of your service as President and as an employee of the Company will be the later of: (a) the day immediately following satisfaction of the foregoing pre-employment contingencies, as determined by the Company in its sole discretion and (b) November 30, 2021; provided, if the pre-employment contingencies are not satisfied by December 6, 2021 (other than a delay caused by the Company) this offer of employment shall terminate. If you decide to accept our offer, and we hope you will, please sign this Letter in the space indicated and return it to me no later than Monday November 1, 2021. Your signature will acknowledge that you have read, understand, and agree to the terms and conditions of this Letter and the attached documents, if any. [Signature Page Immediately Follows]

PAR Technology Corporation 8383 Seneca Turnpike New Hartford, NY 13413 partech.com | 800.448.6505 Feel free to contact me if you have questions or if you need any additional information. Sincerely, By: _____/s/ Darla Haas__________ Name: Darla Haas Title: Chief Human Resources Officer Accepted and Agreed to: ___/s/ Michael D. Nelson____________ Michael D. Nelson Dated: 28 October 2021

PAR Technology Corporation 8383 Seneca Turnpike New Hartford, NY 13413 partech.com | 800.448.6505 Exhibit A Non-Disclosure; Non-Solicitation Agreement (Attachment is Omitted)

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